                                                                      EXHIBIT 12

                               CATERPILLAR INC.,
                      CONSOLIDATED SUBSIDIARY COMPANIES,
                      AND 50%-OWNED AFFILIATED COMPANIES

                      STATEMENT SETTING FORTH COMPUTATION
                     OF RATIOS OF PROFIT TO FIXED CHARGES
                             (Millions of dollars)

                           YEARS ENDED DECEMBER 31,

                                                   1993      1992      1991
                                                  ------    ------    ------
Profit (loss)................................     $  681    $(218)    $(404)
Add:
  Provision (credit) for income taxes........         43     (123)     (125)
                                                  ------    -----     -----
Profit (loss) before taxes...................     $  724    $(341)    $(529)
Fixed charges:
  Interest and other costs related to
    borrowed funds(1)........................     $  464    $ 527     $ 500
  Rentals at computed interest factors(2)....         53       52        50
                                                  ------    -----     -----
Total fixed charges..........................     $  517    $ 579     $ 550
                                                  ------    -----     -----
Profit before provision (credit) for income
  taxes and fixed charges....................     $1,241    $ 238     $  21
                                                  ======    =====     =====
Ratio of profit to fixed charges(3)..........        2.4       --        --
                                                  ======    =====     =====

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(1) Interest expense as reported in the Consolidated Results of Operations plus the Company's proportionate share of 50 percent-owned affiliated companies' interest expense.

(2) Amounts represent those portions of rent expense that are reasonable approximations of interest costs.

(3) Because of pretax losses for the years ended December 31, 1992 and 1991, profit was not sufficient to cover fixed charges. The coverage deficiencies were approximately $341 million and $529 million, respectively.